EXHIBIT 23.1

CONSENT OF BDO AUDIBERIA AUDITORES

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-31076), Form S-8 (File No. 333-122329), Form S-3 (File No. 333-109607) and Form S-3 (File No. 333-40936) of Private Media Group, Inc. of our report dated March 29, 2007, with respect to the consolidated financial statements and financial statement schedule II of Private Media Group, Inc., and our report dated March 29, 2007 with respect to Private Media Group, Inc. management’s report on the effectiveness of internal control over financial reporting of Private Media Group, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2006.

BDO Audiberia Auditores

/s/ BDO Audiberia Auditores

Barcelona, Spain

March 30, 2007